Exhibit 99.1

IMMEDIATE RELEASE
Contact:
Mark Johnson	Jessica Rowlands
Sr. Director, Investor Relations	Feinstein Kean Healthcare
mjohnson@atyrpharma.com	jessica.rowlands@fkhealth.com
858-223-1163	202-729-4089

aTyr Pharma Announces First Quarter 2016 Operating Results

Company Continues Development Strategy Leveraging Resokine Pathway

SAN DIEGO – May 11, 2016 – aTyr Pharma, Inc. (Nasdaq: LIFE), a biotherapeutics company engaged in the discovery and development of Physiocrine-based therapeutics to address severe rare diseases, today announced operating results for the first quarter ended March 31, 2016.

First Quarter Results

Research and development expenses were $12.0 million and $6.6 million for the quarters ended March 31, 2016 and 2015, respectively. The increase of $5.4 million was due primarily to a $5.8 million increase related to manufacturing costs and clinical and non-clinical development costs incurred in support of various activities for ResolarisTM and a $0.9 million increase related to compensation expenses resulting from increased headcount in research and development functions, including $0.2 million in non-cash stock-based compensation. The increase was offset by a decrease related to a one-time $1.4 million non-cash expense for the assignment of certain intellectual property rights in the prior year period.

General and administrative expenses were $4.1 million and $2.3 million for the quarters ended March 31, 2016 and 2015, respectively.  The increase of $1.8 million was due primarily to a $1.6 million increase in personnel costs resulting from increased headcount inclusive of $0.5 million in non-cash stock-based compensation.

Recent Highlights

The company is also pleased to announce that it has completed enrollment of its Phase 1b/2 clinical trial testing Resolaris in patients with limb-girdle muscular dystrophy 2B (LGMD2B or dysferlinopathies) or facioscapulohumeral muscular dystrophy (FSHD).  Data from this clinical trial is expected to be announced in the fourth quarter of this year.

About aTyr Pharma

aTyr Pharma is engaged in the discovery and clinical development of innovative medicines for patients suffering from severe rare diseases using its knowledge of Physiocrine biology, a newly discovered set of physiological modulators. The Company's lead candidate, ResolarisTM, is a potential first-in-class intravenous protein therapeutic for the treatment of rare myopathies with an immune component. Resolaris is currently in a Phase 1b/2 clinical trial in adult patients with facioscapulohumeral muscular dystrophy (FSHD); a Phase 1b/2 trial in adult patients with limb-girdle muscular dystrophy 2B (LGMD2B or dysferlinopathies) or FSHD; and a Phase 1b/2 trial in patients with an early onset form of FSHD.  To protect this pipeline, aTyr built an intellectual property estate comprising over 70 issued or allowed patents and over 240 pending patent applications that are owned or exclusively licensed by aTyr, including over 300 potential Physiocrine-based protein compositions. aTyr's key programs are currently focused on severe, rare diseases characterized by immune dysregulation for which there are currently limited or no treatment options. For more information, please visit http://www.atyrpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act.  Forward-looking statements are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions.  We intend these forward-looking statements to be covered by such safe harbor provisions for forward-looking statements and are making this statement for purposes of complying with those safe harbor provisions.  These forward-looking statements, including statements regarding the potential of Resolaris or iMod.Fc, the ability of the Company to undertake certain development activities (such as clinical trial enrollment and the conduct of clinical trials) and accomplish certain development goals, and the timing of initiation of additional clinical trials and of reporting results from our clinical trials reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.  Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.  Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the discovery, development and regulation of our Physiocrine-based product candidates, as well as those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2015 and in our subsequent SEC filings.  Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ATYR PHARMA INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2016	2015
Operating expenses:
Research and development	$12,000	$6,593
General and administrative	4,115	2,329
Total operating expenses	16,115	8,922
Loss from operations	(16,115)	(8,922)
Other income (expenses), net	28	(149)
Net loss	(16,087)	(9,071)
Net loss per share attributable to common stockholders, basic and diluted	$(0.68)	$(9.39)
Weighted average shares outstanding, basic and diluted	23,631,133	966,322

ATYR PHARMA INC.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)
Cash, cash equivalents and investments	$111,605	$125,349
Other assets	1,675	2,533
Property and equipment, net	1,845	1,793
Total assets	$115,125	$129,675

Accounts payable, accrued expenses and other liabilities	$10,370	$9,483
Current portion of commercial bank debt	3,427	3,366
Commercial bank debt, net of current portion	896	1,776
Stockholders’equity	100,432	115,050
Total liabilities and stockholders’ equity	$115,125	$129,675

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